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EXHIBIT 1.1


                                     ANNEX A
                                     -------

                                SUMMARY OF TERMS
                                       FOR
                            PROPOSED EQUITY FINANCING


THE ISSUER                          uWink, Inc. (the "Company")

THE INVESTOR GROUP                  Mellon HBV Alternative Strategies LLC and/or
                                    its affiliates and assigns ("Mellon HBV")

AGGREGATE AMOUNT OF EQUITY          $6,000,000, provided that if the final
FINANCING                           acquisition price of substantially all of
                                    the assets of Sega Gameworks LLC (the
                                    "Target Assets") is greater than $8,000,000, the amount of the equity financing shall similarly be increased dollar for dollar up to a total of $8,000,000 (the "Aggregate
                                    Investment"). Part of the Aggregate
                                    Investment will be paid through the
                                    cancellation of indebtedness (plus accrued interest thereon) owed by the Company to Mellon HBV pursuant to a promissory note dated December 13, 2004.

FORM OF INVESTMENT                  Fifty percent of the Aggregate Investment
                                    will be made in shares of a newly-created class of Series A Convertible Preferred
                                    Stock of the Company (the "Series A
                                    Preferred"). Fifty percent of the Aggregate
                                    Investment will be made in shares of common stock of the Company (the "Common Stock").

                                    Additionally, a five year warrant shall be issued providing for the purchase of 631,118 additional shares of Common Stock at an exercise price of $0.36 (the "Warrant"). The Warrant shall not be exercisable until the first anniversary of the closing.

PER SHARE PRICE OF EQUITY           Series A Preferred Stock $1.66 (the
SECURITIES                          "Original Issuance Price")

                                    Common Stock $1.18

PRO-FORMA CAPITALIZATION            After giving effect to the transactions
                                    contemplated hereby, the Series A Preferred and Common Stock to be acquired by Mellon
                                    HBV shall constitute 45% (determined on an "as converted basis") of the outstanding voting capital stock of the Company on a fully-diluted basis (assuming an Aggregate
                                    Investment of $6,000,000).


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USE OF PROCEEDS                     To fund the acquisition of the Target Assets

STOCK PURCHASE AGREEMENT;           The purchase of the Series A Preferred and
ANCILLARY AGREEMENTS                Common Stock shall be made pursuant to a
                                    Stock Purchase Agreement, which shall
                                    provide for, among other things, the terms reflected hereby; customary representations and warranties of the Company and investment representations of Mellon HBV; customary affirmative and negative covenants;
                                    customary conditions to closing; and such other customary terms as are mutually agreeable to the parties. Conditions to closing shall include (i) the completion of Mellon HBV's business and legal due diligence review of the Company and the acquisition of the Target Assets to its satisfaction; (ii) the non-occurrence of any material adverse change in the business or prospects of the Company; (iii) the obtaining of all requisite consents, approvals and waivers; (iv) compliance with all applicable federal and state securities laws; (v) completion of all appropriate state and local filings, including the filing of a Certificate of Designations to establish the Series A Preferred; (vi) the reconstitution of the Board of Directors of the Company at seven members, at least three of whom shall be designees of Mellon HBV
                                    (the final number of Mellon HBV designees shall be determined by its ownership percentage of the Company on a fully-diluted basis); (vii) a favorable legal opinion of counsel to the Company; and (viii) simultaneous consummation of the acquisition of the Target Assets for a total consideration of no more than $10,000,000.

                                    Ancillary agreements and documents shall include, among others, a Registration Rights Agreement and a Certificate of Designations of Rights, Preferences and Privileges of the Series A Preferred.

RIGHTS, PREFERENCES AND
PRIVILEGES OF SERIES A PREFERRED


DIVIDENDS                           The Series A Preferred shall be entitled to
                                    an eight percent cumulative dividend,
                                    payable semi-annually in cash or additional shares of Series A Preferred, prior and in preference to any dividends paid or payable on or with respect to any other class or series of capital stock of the Company.


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PREFERENCE UPON LIQUIDATION         In the event of the liquidation, dissolution
OR SALE OF THE COMPANY              or winding up of the Company, the holders of
                                    Series A Preferred shall be entitled to
                                    receive, prior and in preference to the
                                    holders of any other class or series of
                                    capital stock of the Company, an amount per share of Series A Preferred equal to the Original Issuance Price, plus all accrued but unpaid dividends thereon (the
                                    "Liquidation Amount"). Any proceeds
                                    remaining after payment of the Liquidation
                                    Amount shall be distributed to the holders of Series A Preferred and Common Stock on a
                                    PRO RATA basis (determined on an "as
                                    converted basis").

                                    In the event of a sale of all or
                                    substantially all of the assets of the
                                    Company or a merger, consolidation or sale of capital stock involving a change in control (each, a "Corporate Transaction"), the holders of Series A Preferred shall be entitled to receive, prior and in preference to the holders of any other class or series of capital stock of the Company, an amount per share of Series A Preferred equal to two hundred percent of the Original Issuance Price, plus all accrued but unpaid dividends thereon (the "Corporate Transaction Liquidation Amount"). Any proceeds remaining after payment of the Corporate Transaction Liquidation Amount shall be distributed to the holders of Series A Preferred and Common Stock on a PRO RATA basis (determined on an "as converted basis").

OPTIONAL CONVERSION                 The Series A Preferred may be converted into
                                    Common Stock, at any time or from time to time, at the option of the holder of such shares of Series A Preferred. The number of shares of Common Stock into which shares of Series A Preferred may be converted shall be determined by dividing the Original Issuance
                                    Price by the conversion price, as adjusted and then in effect. The initial conversion price shall be $0.363238, reflecting an initial conversion ratio of 4.57:1. Such conversion price shall be subject to the anti-dilution adjustments described below.

AUTOMATIC CONVERSION                The Series A Preferred shall be converted
                                    automatically into Common Stock, at the
                                    then-applicable conversion rate, on the
                                    tenth consecutive trading day on which the closing price of the Company's Common Stock is no less than $6.50 per share (subject to proportionate adjustments for stock splits, dividends, combinations and similar events).


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ANTI-DILUTION PROTECTION            The conversion price of the Series A
                                    Preferred will be subject to narrow based weighted average anti-dilution protection in the event that the Company issues or is deemed to issue equity (other than customary excluded issuances ("Excluded Securities")) at a purchase price less than the Original Issuance Price (or the then current conversion price). The conversion price shall also be subject to proportionate adjustments for stock splits, dividends, combinations and similar events.

VOTING RIGHTS                       Each outstanding share of Series A Preferred
                                    will entitle the holder thereof to the
                                    number of votes equal to the number of
                                    shares of Common Stock issuable upon
                                    conversion of such share of Series A
                                    Preferred. Holders of shares of Series A
                                    Preferred shall vote together with holders of Common Stock as a single class on all matters on which the Common Stock are entitled to vote, with the exception of the matters set forth below under "Protective
                                    Provisions" or as required by law.

PROTECTIVE PROVISIONS               The consent of the holders of two-thirds of
                                    the then outstanding shares of Series A
                                    Preferred, voting separately as a class, shall be required for: (i) any amendment or modification of any right, preference or privilege of the Series A Preferred that materially adversely affects the holders thereof; (ii) the issuance of any shares of capital stock (or other security convertible into or exercisable or exchangeable for shares of capital stock) of the Company;
                                    (iii) a Corporate Transaction; (iv) the
                                    increase or decrease in total number of
                                    authorized shares of capital stock; (v) the redemption or repurchase of Common Stock
                                    (other than repurchase of Common Stock from employees upon termination of employment);
                                    (vi) the payment of dividends or
                                    distributions in respect of any class or series of capital stock of the Company,
                                    (vii) any "related party" transaction, and
                                    (viii) any increase or decrease in the
                                    number of members of the Board of Directors of the Company.

CERTAIN INVESTOR RIGHTS

REGISTRATION RIGHTS; LOCK UP        Registration Rights: The Company shall
                                    provide Mellon HBV with usual and customary registration rights with respect to its shares of (i) Common Stock underlying the Preferred Stock, (ii) Common Stock issuable


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                                    upon exercise of the Warrant, and (iii)
                                    Common Stock purchased at the closing, the timing of such registration and the penalties for any delays thereof shall be determined based upon the timing of the 2004 year end audit to be prepared related to the Target Assets.

                                    Nolan Bushnell and such other insiders as shall be identified by Mellon HBV shall execute lock-up agreements restricting the disposal of their shares of capital stock of the Company to no more than 10% of their total holdings annually for a period of two years from the Closing.

BOARD REPRESENTATION;               The Board of Directors of the Company shall
D&O INSURANCE                       be fixed at seven POLICY directors, to be
                                    designated as set forth above under "Stock
                                    Purchase Agreement; Ancillary Agreements" and codified in the Certificate of Designations of the Series A Preferred.
                                    Prior to the Closing, the Company shall have obtained a Directors' and Officers' liability insurance policy acceptable to
                                    Mellon in it sole discretion.

KEY-MAN LIFE INSURANCE              Effective upon the Closing, the Company
                                    shall have obtained key-man life insurance, naming the Company as beneficiary, on the lives of those executives of the Company identified by Mellon HBV, in a face amount to be determined by Mellon HBV.

KEY EMPLOYEE AGREEMENTS             The Company shall use commercially
                                    reasonable efforts to have those key
                                    employees identified jointly by Mellon HBV and the Company enter into a customary
                                    Non-Disclosure, Non-Competition, Proprietary
                                    Rights and Invention Assignment Agreement.

MANAGEMENT FEE                      Mellon HBV shall be entitled to receive an
                                    annual aggregate management fee of $125,000 payable by the Company quarterly in advance, with the first quarterly payment to be due on the day of the Closing. The management fee shall be subject to the review of the Board of Directors of the Company on each one year anniversary of the Closing.